EXHIBIT 10.21

                          AMENDED AND RESTATED

                   SECOND AMENDMENT TO CREDIT AGREEMENT


          THIS AMENDED AND RESTATED SECOND AMENDMENT TO CREDIT AGREEMENT dated as of September 11, 2001 (the "Amendment"), is entered into by and among Symbol Technologies, Inc., a Delaware corporation (the "Company"), the several financial institutions party to the Credit Agreement (collectively, the "Banks"), and Bank of America, N.A., as agent for the banks (in such capacity, the "Agent").

RECITALS

          A. The Company, Banks and Agent are parties to that certain 2000 Amended and Restated Credit Agreement dated as of August 3, 2000 (as amended by that certain First Amendment to Credit Agreement dated as of March 28, 2001, and as amended by that certain Second Amendment to Credit Agreement dated as of July 25, 2001, the "Existing Credit Agreement") pursuant to which the Banks have extended certain credit facilities.

          B. The Company has requested that the Majority Banks agree to amend and restate the Second Amendment to Credit Agreement in the form hereof in order to permit and allow the Company to add back the non-recurring charges related to the Company's write down of company-owned inventory and probable losses expected to be incurred as a result of the Company's OEM partners not being able to sell Company product inventory in the fiscal quarter ended June 30, 2001 to its calculation of Operating Income solely for the purposes of complying with the financial covenants set forth in Sections 8.15 and 8.16 of the Credit Agreement for the fiscal quarters ending June 30, 2001, September 30, 2001, December 31, 2001 and March 31, 2002.

           C. The Majority Banks are willing to so amend and restate the Second Amendment to Credit Agreement, subject to the terms and conditions herein.

           NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein (including in the Recitals hereof) shall have the meanings, if any, assigned to them in the Existing
Credit Agreement.

           2.  Amendment to Credit Agreement.  The definition of
"Operating Income" as set forth in Section 1.01 of the Credit
Agreement shall be amended and restated to read in its entirety as follows:

                    "Operating Income" means, for any period, for
                the Company and its Subsidiaries on a consolidated basis, earnings (or losses) from operations, calcu-lated in accordance with the methodology used for calculating "Earnings from Operations" in the financial statements referenced in Section 6.10; provided, however,

                     (a) that only for the fiscal quarters ending December 31, 2000 and March 31, 2001 and solely for the purposes of complying with the financial covenants set forth in Sections 8.15 and 8.16 of the Credit Agreement (Leverage Ratio and Fixed Charge Coverage Ratio) for the foregoing fiscal quarters, the Company shall be permitted to add back to the calculation thereof the Telxon Special Charges. As used in this definition, "Telxon Special Charges" means an amount (not exceeding $274,000,000 before taxes) equal to the aggregate of special charges associated with the Company's acquisition of Telxon Corporation, to extent deducted in arriving at Operating Income for the fiscal quarter ended December 31, 2000;

                     (b) that only for the fiscal quarters ending June 30, 2001 and September 30, 2001 and solely for the purposes of complying with the financial covenants set forth in Sections 8.15 and 8.16 of the Credit Agreement (Leverage Ratio and Fixed Charge Coverage Ratio) for the foregoing fiscal quarters, the Company shall be permitted to add back to the calculation thereof the Telxon Special Charges and the Q2 2001 Special Charges; provided, however, that for purposes of determining the Applicable Amount as set forth in Annex I of the Existing Credit Agreement, the Leverage Ratio for the fiscal quarter ended June 30, 2001 shall be calculated on the basis of $100,000,000 in Q2 Special Charges as originally set forth in the Second Amendment to Credit Agreement. As used in this definition, "Q2 2001 Special Charges" means an amount (not exceeding $126,000,000 before taxes) equal to the aggregate of special charges associated with the Company's write down of company-owned inventory and probable losses expected to be incurred as a result of the Company's OEM partners not being able to sell Company product inventory, to the extent deducted in arriving at Operating Income for the fiscal quarter ended June 30, 2001; and

                     (c) that only for the fiscal quarters ending December 31, 2001 and March 31, 2002 and solely for the purpose of complying with the financial covenants set forth in Sections 8.15 and 8.16 of the Credit Agreement (Leverage Ratio and Fixed Charge Coverage Ratio) for the foregoing fiscal quarters, the Company shall be permitted to add back to the calculation thereof the Q2 2001 Special Charges.

          3. Representations and Warranties. The Company hereby represents and warrants to the Agent and the Banks as follows:

                (a) No Default or Event of Default has occurred and is continuing.

                (b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Existing Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, without defense, counterclaim or offset.

                (c) All representations and warranties of the Company contained in the Existing Credit Agreement are true and correct on and as of the date hereof.

                (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent, the Banks or any other Person.

          4. Restatement Processing Fee. The Company shall pay (through the Agent) to each Bank that executes and delivers this Amendment by no later than September 11, 2001 a non-refundable restatement processing fee equal to $5,000. Such restatement processing fee shall be fully-earned upon becoming due and payable, shall not be refundable for any reason whatsoever and shall be in addition to any fee, cost or expense otherwise payable by the Company pursuant to the Existing Credit Agreement or this Amendment.

          5. Effectiveness. Upon receipt by the Agent of (i) the restatement processing fee referred to in Section 4 hereof, (ii) counterparts of this Amendment executed by the Company and the Majority Banks, and (iii) a Guarantor Consent Agreement, in form and substance satisfactory to the Agent, executed by the Guarantors, this Amendment shall be come effective as of the date hereof (the "Effective Date").

          6. Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into amendments under the same, similar or any other circumstances in the future.

          7.  Miscellaneous.

              (a) Except as herein expressly amended, all terms, covenants and provisions of the Existing Credit Agreement are and shall remain in full force and effect and all references therein and in the other Loan Documents to such Existing Credit Agreement shall henceforth refer to the Existing Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Existing Credit Agreement. This Amendment is a Loan Document.

              (b) This Amendment amends and restates in its entirety the Second Amendment to Credit Agreement; provided, however, that any fees paid by the Company pursuant to Section 4 thereof remain fully earned and non-refundable.

              (c) This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Existing Credit
Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

              (d) This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

              (e) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Bank or the Company shall bind such Bank or the Company, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent, and the Agent is hereby authorized to make sufficient photocopies thereof to assemble complete counterparty documents.

              (f) This Amendment, together with the Existing Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 11.01 of the Existing Credit Agreement.

              (g) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Existing Credit Agreement, respectively.

              (h) The Company covenants to pay or reimburse the Agent, upon demand, for all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel (including the allocated costs and expenses of in-house counsel)) incurred by the Agent in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

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